EXHIBIT 99.1



                             CITIZENS UTILITIES REPORTS
                       THIRD QUARTER 1998 FINANCIAL RESULTS

                             Revenues increased 12%
               Citizens Public Services operating income grew 15%
                 Citizens Communications free cash flow grew 56%

Stamford, Connecticut, November 9, 1998 -- Citizens Utilities (NYSE: CZN, CZNPr) announced today third quarter 1998 financial results. Revenues for the three months ended September 30, 1998 grew 12% to $378.3 million from the $338.8 million for the corresponding 1997 quarter.
         Net income for the third quarter 1998 decreased to $14.5 million from $23.5 million for the prior year quarter, primarily due to increased losses from Citizens' 83% interest in Electric Lightwave, Inc., (NASDAQ: ELIX). Excluding the impact of Electric Lightwave's losses, net income for the three months ended September 30, 1998 increased 6% to $30.2 million from $28.4 million for the third quarter 1997.
         Earnings per share for the third quarter 1998 decreased to 6 cents from 9 cents for the prior year quarter. Excluding the impact of Electric Lightwave losses, earnings per share for the quarter ended September 30, 1998 increased 9% to 12 cents from 11 cents for the prior year period.
         For the nine months ended September 30, 1998, net income and earnings per share were $55.7 million and 22 cents, respectively, as compared to $66.1 million and 26 cents, respectively, for the prior year period excluding 1997 special  items.  Absent Electric  Lightwave  losses,  net  income  for the  nine months ended September 30, 1998 increased 16% to $95.0 million from $81.9 million for the prior year period. Earnings per share for the nine months ended September 30, 1998, absent Electric Lightwave losses, increased 16% to 37 cents from 32 cents for the prior year period.
         Robert J. DeSantis, Citizens' Chief Financial Officer, stated that "Citizens Public Services revenues grew 24% over the prior year quarter to $142 million, driven primarily by increases in gas revenues. Citizens Public Services third quarter operating income increased by 15% to $21.3 million."
         Commenting on Citizens Communications, Mr. DeSantis noted that "operating income for the third quarter decreased slightly to $39.5 million from the prior year period primarily due to the continuing unfavorable impact of universal service fund reform as well as Year 2000 and other information systems upgrade expenses. For the nine months ended September 30, 1998 operating income grew 16% to $117.1 million and the sector's EBITDA margin was 41% versus 38% for the prior year period. Year to date free cash flow improved 109% to $122.8 million."
         "Electric Lightwave's 55% revenue growth over the prior year quarter was primarily due to increases in local dial tone services and enhanced services revenue. Electric Lightwave's owned and leased gross property plant and equipment at quarter end totaled $571.4 million as compared to $336.9 million a year earlier."
          "The Company's previously announced separation is proceeding on schedule," DeSantis said. Progress made to date includes:
          - an order from the Federal Energy Regulatory Commission (which became final in September) that granted an approval necessary to proceed with the separation plan.
          - petitions filed with five state regulatory agencies, representing more than half of the company's local access lines, for approval to proceed with the separation plan.
          - a request to the Internal Revenue Service for a private letter ruling that the separation is not subject to federal income tax.
         Citizens Utilities provides Telecommunications Services and Public Services including gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.8 million customers in 21 states. Citizens owns 83% of Electric Lightwave, Inc., a leading full-service, facilities-based integrated communications services provider, and has a significant investment in Centennial Cellular Corp. (NASDAQ:CYCL), a cellular telephone company. Citizens announced on May 18, 1998 that it intends to separate its telecommunications businesses and public services businesses into two stand-alone, publicly traded companies.
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         This  document  contains  forward-looking  statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, the company's ability to obtain the necessary regulatory and tax approvals and complete the separation process, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, changes on legislation, the company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the company's target markets. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances. (table follows)

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                Citizens Utilities Company and Subsidiaries
                           Consolidated Financial Data
                                   (unaudited)

                                                               For the quarter ended            For the nine months ended
                                                                   September 30,                  September 30,
                                                               ---------------------           -------------------------
                                                                                         %                               %
(Dollars in thousands, except per share data)                      1998       1997     Change     1998       1997      Change
                                                               -------------------------------  -------------------------------
Income Statement Data

Revenues                                                        $ 378,279  $ 338,803      12%  $1,148,489  $ 1,043,518     10%
Cost of services                                                   79,934     68,174      17%     268,661      248,721      8%
Sales and marketing expenses                                       14,194      8,088      75%      33,796       38,772    -13%
Depreciation and amortization                                      65,117     58,827      11%     193,479      174,347     11%
Other operating expenses                                          178,698    151,466      18%     514,434      432,905     19%
Operating income                                                   40,336     52,248     -23%     138,119      148,773     -7%
Special items (1)                                                       -          -                    -     (191,090)
Operating income including special items                           40,336     52,248     -23%     138,119      (42,317)   426%
Investment and other income                                        11,489     10,794       6%      35,336       34,142      3%
Interest expense                                                   29,178     25,640      14%      84,573       79,589      6%
Special items (1)                                                       -          -                    -       (6,230)
Income taxes                                                        6,633     12,342     -46%      26,189      (29,567)   189%
Convertible preferred dividends                                     1,553      1,553       0%       4,657        4,657      0%
Income excluding cumulative effect of change
   in accounting principle and special items (1)                   14,461     23,507     -38%      58,036       66,080    -12%
Cumulative effect of change in accounting principle
   for ELI, net of tax                                                -          -                  2,334          -
Net income                                                         14,461     23,507     -38%      55,702      (69,084)   181%
Net income excluding ELI                                           30,177     28,409       6%      94,962       81,898     16%


Per-Share Data (2)

Basic and diluted net income per share of common stock before cumulative effect of change in accounting principle and
    excluding special items (1)                                 $     .06  $     .09     -33%  $      .23  $      .26     -12%

Basic and diluted net income per share of common stock
    excluding special items (1)                                 $     .06  $     .09     -33%  $      .22  $      .26     -15%

Basic net income per share of common stock excluding
   ELI and special items (1)                                    $     .12  $     .11       9%  $      .37  $      .32      16%

Weighted average shares outstanding                               258,202    257,635       0%     257,478     258,545       0%


(1) In the second quarter of 1997, the Company recorded certain charges to earnings totaling approximately $197 million. The charges relate primarily to certain assets deemed no longer recoverable, the effects of certain regulatory commission orders and the cutback of certain long distance service operations.
(2) Adjusted for subsequent stock dividends and stock splits and used in the calculation of all per share data.
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